Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares November Cash Distribution

FORT WORTH, Texas, November 17, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $3,359,614.22 or $0.072081 per unit, based principally upon estimated production during the month of September 2017. The distribution is payable December 14, 2017, to unit holders of record as of November 30, 2017.

The sale of San Juan Basin assets, including the oil and gas interests from which the Trust’s royalty interest was carved (“Subject Interests”), from Burlington Resources Oil & Gas Company LP (“Burlington”) to Hilcorp San Juan L.P. (“Hilcorp”) closed on July 31, 2017. Due to the transition from Burlington, Hilcorp informed the Trust that Hilcorp does not yet have all of the revenue decks for September 2017 installed, and therefore does not have the appropriate detail to provide actual revenue numbers for the November 2017 distribution.

Therefore, Hilcorp estimated the November 2017 distribution based on the revenue distribution detail for the July 2017 production month previously provided by Burlington and rounded to the nearest thousand. The November 2017 declaration of cash distribution includes an additional $1.0 million in estimated gross revenue based on Hilcorp’s knowledge that production volumes in September 2017 were in line with production volumes during the month of August 2017. Hilcorp informed the Trust that the expense decks for September 2017 have been installed. However, severance taxes continue to be estimated.

Hilcorp has also informed the Trust that Hilcorp may need to use estimated revenue and severance tax numbers to calculate distributions for subsequent months. Once Hilcorp has all of the revenue decks installed, Hilcorp will reconcile the actual revenue numbers versus the estimated numbers and true-up any distributions, as needed. Hilcorp has not yet trued-up the actual versus estimated expense numbers for August 2017.

Estimated gas production for the Subject Interests totaled 2,155,000 Mcf (2,394,444 MMBtu) for September 2017. Dividing revenues by production volume yielded an average estimated gas price for September 2017 of $2.60 per Mcf ($2.34 per MMBtu) which was identical to August 2017.

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended September 2017, capital costs were $73.48, lease operating expenses were $1,454,825.88 and property taxes were $13.98. Estimated severance taxes for the September 2017 production month were $594,800.

Contact:	San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com     e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553